UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Cott Corporation (the “Company”) entered into an agreement with Crown Cork & Seal USA, Inc. (“Crown USA”) on December 23, 2004, which amended the Company’s Supply Agreement with Crown Cork & Seal Company, Inc. (“CCS”). The Supply Agreement was filed as exhibit 10.14 to the Company’s quarterly report on Form 10-Q/A for the period ended September 27, 2003. Crown USA is the successor to CCS under the Supply Agreement. The amendment extends the term of the Supply Agreement through December 31, 2011 and provides for a number of modifications to other provisions of the Supply Agreement, including those governing the scope of the Supply Agreement and pricing mechanics for certain materials and costs. Except for the extension of the term of the Supply Agreement, the Company does not believe that any of the provisions of the amendment, either individually or collectively, are material to the Company.

     This Form 8-K contains forward-looking statements reflecting management’s current expectations. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: January 4, 2005	By:	/s/ Mark Halperin

Mark Halperin Senior Vice President, General Counsel and Secretary